UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D/A

                    Under the Securities Exchange Act of 1934


                               EMERGENT GROUP INC.
          ------------------------------------------------------------
                                (Name of Issuer)

                            Common Stock, $0.04 par value
           -----------------------------------------------------------
                          (Title of Class of Securities)

                                   29089V-20-3
                         -------------------------------
                                 (CUSIP Number)

           Steven Morse, Esq., Lester Morse P.C., 1400 Old Country Road,
                      Suite 302, Westbury, NY 11590 (516-487-1446)
 -------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                                April 26, 2007
               ---------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act ("ACT") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.:29089V 20 3                                                   PAGE 2


------------------------------------------------------------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   1     Louis Buther
------------------------------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                      (a) / /

                                                                                                (b) / /
------------------------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY

------------------------------------------------------------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*
         PF
------------------------------------------------------------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) OR 2(e)
                                                                                                    / /
------------------------------------------------------------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S.A.
------------------------------------------------------------------------------------------------------------------------------------
 NUMBER OF            7       SOLE VOTING POWER
  SHARES
BENEFICIALLY                  644,435
  OWNED BY
------------------------------------------------------------------------------------------------------------------------------------
   EACH               8       SHARED VOTING POWER
 REPORTING
  PERSON
  WITH
------------------------------------------------------------------------------------------------------------------------------------
                      9       SOLE DISPOSITIVE POWER
                              644,435
------------------------------------------------------------------------------------------------------------------------------------
                     10       SHARED DISPOSITIVE POWER

------------------------------------------------------------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         644,435
------------------------------------------------------------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                                                    / /

------------------------------------------------------------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         11.9%
------------------------------------------------------------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*
        IN
------------------------------------------------------------------------------------------------------------------------------------
                                                 *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                     INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                                 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP NO.:29089V 20 3                                                   PAGE 3


Item 1.  Security and Issuer

       This statement relates to the shares of Common Stock, of Emergent Group Inc. (the "Issuer"). The Issuer's principal executive office is located at 10939 Pendleton Street, Sun Valley, CA 91352.

Item 2.  Identity and Background

          (a)  Louis Buther

          (b)  205 Ridgefield Avenue, South Salem, NY 10590.

          (c)  Employed by the Issuer as President.

          (d)  Not applicable

          (e)  Not applicable

          (f)  U.S.A.


Item 3.  Source and Amount of Funds or Other Consideration

         Incorporated by reference is Item 3 of the previously filed Schedule 13D for the reporting person.

Item 4.  Purpose of Transactions

         Incorporated by reference is Item 4 of the previously filed Schedule 13D for the reporting person.

Item 5.  Interest in Securities of the Issuer

     (a) - (b) As of April 27, 2007, the Issuer has 5,430,028 shares issued and outstanding. Of the 5,430,028 shares outstanding, Mr. Louis Buther has the sole power to vote and dispose of 644,435 shares, representing 11.9% of the outstanding shares of the Issuer's Common Stock.

     (c) In March 2007, the Board of Directors approved the issuance of 25,000 shares of restricted Common Stock to Mr. Buther in connection with services rendered.

     (d) - (e) Not Applicable

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to the Securities of the Issuer

     See Form 10-KSB of the Issuer for the fiscal year ended December 31, 2006 for a description of any contracts and arrangements between the Issuer and the Reporting Person.

CUSIP NO.:29089V 20 3                                                   PAGE 4



Item 7.  Materials to be filed as Exhibits

     See Form 10-KSB of the Issuer for the fiscal year ended December 31, 2006 for a description of any contracts and arrangements between the Issuer and the Reporting Person.


Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  April 29, 2007

Reporting Person: Louis Buther


Signature:                 /s/ Louis Buther
                           -----------------
                           Louis Buther